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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                               (Amendment No. 1)

                          Summit Medical Systems, Inc.
                          ----------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         ------------------------------
                         (Title of Class of Securities)

                                    86613P10
                                 --------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------                           ---------------------------
|CUSIP NO. 86613P10     |           13G            |   Page  2  of   35 Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Catalyst Ventures, Limited Partnership                             |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Maryland Limited Partnership                                       |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 1,065,414 shares                         |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 1,065,414 shares                         |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,065,414 shares                                                    |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 11.4%                                                               |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | PN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 86613P10     |           13G            |   Page  3  of   35 Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  New Enterprise Associates IV, Limited Partnership                  |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware Limited Partnership                                       |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 1,065,414 shares                         |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 1,065,414 shares                         |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,065,414 shares                                                    |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 11.4%                                                               |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | PN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 86613P10     |           13G            |   Page  4  of   35 Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  NEA Partners IV, Limited Partnership                               |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware Limited Partnership                                       |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 1,065,414 shares                         |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 1,065,414 shares                         |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,065,414 shares                                                    |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 11.4%                                                               |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | PN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 86613P10     |           13G            |   Page  5  of   35 Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Calvert Capital L.P.                                               |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Maryland Limited Partnership                                       |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | less than 5%                             |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | less than 5%                             |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | less than 5%                                                        |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | less than 5%                                                        |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | PN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 86613P10     |           13G            |   Page  6  of   35 Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  New Enterprise Associates VI, Limited Partnership                  |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware Limited Partnership                                       |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 1,065,414 shares                         |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 1,065,414 shares                         |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,065,414 shares                                                    |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 11.4%                                                               |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | PN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 86613P10     |           13G            |   Page  7  of   35 Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  NEA Partners VI, Limited Partnership                               |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware Limited Partnership                                       |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 1,065,414 shares                         |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 1,065,414 shares                         |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,065,414 shares                                                    |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 11.4%                                                               |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | PN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 86613P10     |           13G            |   Page  8  of   35 Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Edward T. Anderson                                                 |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | less than 5%                             |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | less than 5%                             |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | less than 5%                                                        |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | less than 5%                                                        |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | IN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 86613P10     |           13G            |   Page  9  of   35 Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Peter J. Barris                                                    |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 653,333 shares                           |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 653,333 shares                           |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 653,333 shares                                                      |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 7.0%                                                                |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | IN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 86613P10     |           13G            |   Page 10  of   35 Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Cornelius C. Bond, Jr.                                             |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | less than 5%                             |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | less than 5%                             |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | less than 5%                                                        |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | less than 5%                                                        |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | IN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 86613P10     |           13G            |   Page 11  of   35 Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Frank A. Bonsal, Jr.                                               |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 1,065,414 shares                         |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 1,065,414 shares                         |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,065,414 shares                                                    |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 11.4%                                                               |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | IN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 86613P10     |           13G            |   Page 12  of   35 Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Nancy L. Dorman                                                    |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 1,065,414 shares                         |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 1,065,414 shares                         |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,065,414 shares                                                    |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 11.4%                                                               |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | IN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 86613P10     |           13G            |   Page 13  of   35 Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Bruns Grayson                                                      |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | less than 5%                             |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | less than 5%                             |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | less than 5%                                                        |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | less than 5%                                                        |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | IN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 86613P10     |           13G            |   Page 14  of   35 Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Ronald Kase                                                        |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 2,666 shares                             |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 653,333 shares                           |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 2,666 shares                             |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 653,333 shares                           |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 655,999 shares                                                      |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 7.0%                                                                |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | IN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 86613P10     |           13G            |   Page 15  of   35 Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  C. Richard Kramlich                                                |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 205 shares                               |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 1,065,414 shares                         |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 205 shares                               |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 1,065,414 shares                         |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,065,619 shares                                                    |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 11.4%                                                               |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | IN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 86613P10     |           13G            |   Page 16  of   35 Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Arthur J. Marks                                                    |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 1,065,414 shares                         |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 1,065,414 shares                         |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,065,414 shares                                                    |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 11.4%                                                               |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | IN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 86613P10     |           13G            |   Page 17  of   35 Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Thomas C. McConnell                                                |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 1,065,414 shares                         |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 1,065,414 shares                         |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,065,414 shares                                                    |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 11.4%                                                               |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | IN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 86613P10     |           13G            |   Page 18  of   35 Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  John M. Nehra                                                      |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 36,311 shares                            |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 1,065,414 shares                         |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 36,311 shares                            |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 1,065,414 shares                         |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,101,725 shares                                                    |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 11.8%                                                               |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        |                                                                     |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 86613P10     |           13G            |   Page 19  of   35 Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Charles W. Newhall III                                             |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 164 shares                               |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 1,065,414 shares                         |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 164 shares                               |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 1,065,414 shares                         |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,065,578 shares                                                    |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 11.4%                                                               |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | IN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 86613P10     |           13G            |   Page 20  of   35 Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Robert Walkingshaw                                                 |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | less than 5%                             |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | less than 5%                             |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | less than 5%                                                        |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | less than 5%                                                        |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | IN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a). Name of Issuer: Summit Medical Systems, Inc.
           --------------


Item 1(b). Address of Issuer's Principal Executive Offices:
           -----------------------------------------------
          One Carlson Parkway, Suite 120, Minneapolis, MN 55447.


Item 2(a). Name of Persons Filing:
           ----------------------
          Catalyst Ventures, Limited Partnership ("Catalyst"), Calvert Capital L.P. ("Calvert"), which is a general partner of Catalyst, New Enterprise Associates IV, Limited Partnership ("NEA IV"), which is a general partner of Catalyst, NEA Partners IV, Limited Partnership ("NEA Partners IV"), which is the sole general partner of NEA IV, New Enterprise Associates VI, Limited Partnership ("NEA VI"), NEA Partners VI, Limited Partnership ("NEA Partners VI"), which is the sole general partner of NEA VI, and Edward T. Anderson ("Anderson"), Peter J. Barris ("Barris"), Cornelius C. Bond, Jr. ("Bond"), Frank A. Bonsal, Jr. ("Bonsal"), Nancy L. Dorman ("Dorman"), Bruns Grayson ("Grayson"), Ronald Kase ("Kase"), C. Richard Kramlich ("Kramlich"), Arthur J. Marks ("Marks"), Thomas C. McConnell ("McConnell"), John M. Nehra ("Nehra"), Charles W. Newhall III ("Newhall") and Robert Walkingshaw ("Walkingshaw") (the "General Partners"). Nehra is a general partner of Catalyst. Anderson, Grayson and Walkingshaw are individual general partners of Calvert. Bond, Bonsal, Dorman, Kramlich, Marks, McConnell and Newhall are the individual general partners of NEA Partners IV. Barris, Bonsal, Dorman, Kase, Kramlich, Marks, McConnell, Nehra and Newhall are the individual general partners of NEA Partners VI. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."



Item 2(b). Address of Principal Business Office or, if None, Residence:
           ------------------------------------------------------------
          The address of the principal business office of Catalyst, NEA IV, NEA Partners IV, NEA VI, NEA Partners VI, Barris, Bonsal, Dorman, Marks, Nehra and Newhall is New Enterprise Associates, 1119 St. Paul Street, Baltimore, Maryland 21202. The address of the principal business office of Bond, Kase, Kramlich and McConnell is New Enterprise Associates, 2490 Sand Hill Road, Menlo Park, California 94025. The address of the principal business office of Calvert and Grayson is One South Street, Suite 2150, Baltimore, Maryland 21202. The address of the principal business office of Anderson and Walkingshaw is North Bridge Venture Partners, 404 Wyman Street, Suite 365, Waltham, MA 02154.


Item 2(c). Citizenship:
           -----------
          Each of NEA IV, NEA Partners IV, NEA VI and NEA Partners VI is a limited partnership organized under the laws of the State of Delaware. Each of Catalyst and Calvert is a limited partnership organized under the laws of the State of Maryland. Each of the General Partners is a United States citizen.


Item 2(d). Title of Class of Securities:
           ----------------------------
          Common Stock, $.01 par value (the "Common Stock").

Item 2(e). CUSIP Number:  86613P10
           ------------

Item 3.    If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b),
           -------------------------------------------------------------------
           check whether the person filing is a:
           -------------------------------------

          (a) [ ] Broker or Dealer registered under Section 15 of the Securities Exchange Act of 1934 (the "Act").

          (b)  [ ] Bank as defined in Section 3(a)(6) of the Act.

                              Page 21 of 35 Pages

          (c)  [ ] Insurance Company as defined in Section 3(a) (19) of the Act.

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940.

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

          (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) of the Act.

          (h)  [ ] Group, in accordance with Rule 13d- 1(b)(1)(ii)(H) of the
                   Act.

          Not applicable. The original Schedule 13G filed by the Reporting Persons relating to the Common Stock was not filed pursuant to Rule 13d-1(b).


Item 4. Ownership.
        ----------

          (a) Amount Beneficially Owned: Catalyst is the record owner of 412,081 shares of Common Stock as of December 31, 1996 (the "Catalyst Shares"). NEA VI is the record owner of 653,333 shares of Common Stock as of December 31, 1996 (the "NEA VI Shares"). As a general partner of Catalyst, NEA IV may be deemed to own beneficially the Catalyst Shares. As the sole general partner of NEA IV, which is a general partner of Catalyst, NEA Partners IV may be deemed to own beneficially the Catalyst Shares. As the sole general partner of NEA VI, NEA Partners VI may be deemed to own beneficially the NEA VI Shares. By virtue of their relationship as affiliated limited partnerships, certain of whose general partners share some of the same individual general partners, each of Catalyst and NEA VI, their general partners, NEA IV and NEA Partners VI, respectively, and NEA Partners IV, the sole general partner of NEA IV, which is a general partner of Catalyst, may be deemed to own beneficially both the Catalyst Shares and the NEA VI Shares, for a total of 1,065,414 shares.

               As the general partners of NEA Partners IV, the sole general partner of NEA IV, which is a general partner of Catalyst, and NEA Partners VI, the sole general partner of NEA VI, each of Bonsal, Dorman, Marks and McConnell may also be deemed to own beneficially the Catalyst Shares and the NEA VI Shares, for a total of 1,065,414 shares. Nehra is the record owner of 1,647 shares as of December 31, 1996 and holds options to purchase an aggregate of 34,664 shares, which are exercisable within 60 days after December 31, 1996, for a total of 36,311 shares. As a general partner of Catalyst and NEA Partners VI, the sole general partner of NEA VI, and the beneficial owner of the 36,311 shares Nehra may be deemed to own beneficially the Catalyst Shares, the NEA VI Shares and the 36,311 shares, for a total of 1,101,725 shares. As


                              Page 22 of 35 Pages
               a general partner of NEA Partners VI, the sole general partner of NEA VI, Barris may be deemed to own beneficially the NEA VI Shares. Kase is the record owner of 2,666 shares as of December 31, 1996. As a general partner of NEA Partners VI, the sole general partner of NEA VI, and the record owner of 2,666 shares, Kase may be deemed to own beneficially the NEA VI Shares and the 2,666 shares, for a total of 655,999 shares. Kramlich is the record owner of 205 shares as of December 31, 1996. As a general partner of NEA Partners IV, the sole general partner of NEA IV, which is a general partner of Catalyst, and NEA Partners VI, the sole general partner of NEA VI, and the record owner of 205 shares, Kramlich may be deemed to own beneficially the Catalyst Shares, the NEA VI Shares and the 205 shares, for a total of 1,065,619. Newhall is the record owner of 164 shares as of December 31, 1996. As a general partner of NEA Partners IV, the sole general partner of NEA IV, which is a general partner of Catalyst, and NEA Partners VI, the sole general partner of NEA VI, and the record owner of 164 shares, Newhall may be deemed to own beneficially the Catalyst Shares, the NEA VI Shares and the 164 shares, for a total of 1,065,578 shares.

          (b) Percent of Class: Catalyst, NEA IV, NEA VI, NEA Partners IV, NEA Partners VI, Bonsal, Dorman, Kramlich, Marks, McConnell and
               Newhall: 11.4%. Nehra: 11.8% Barris and Kase: 7.0%. Calvert, Anderson, Bond, Grayson and Walkingshaw: Less than 5%. The foregoing percentages are calculated based on the 9,335,638 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of Summit Medical Systems, Inc. for the quarter ended September 30, 1996, as adjusted pursuant to Rule 13d-3(d)(1).

          (c)  Number of shares as to which such person has:

               (i) sole power to vote or to direct the vote: 0 shares for each Reporting Person other than Kase, Kramlich, Newhall and Nehra. 2,666 shares for Kase. 205 shares for Kramlich. 164 shares for Newhall. 36,311 shares for Nehra.

               (ii) shared power to vote or to direct the vote: 1,065,414 shares for each Reporting Person, except Calvert, Barris, Kase, Anderson, Bond, Grayson and Walkingshaw. 653,333 shares for Barris and Kase. Less than 5% for Calvert, Anderson, Bond, Grayson and Walkingshaw.

               (iii) sole power to dispose or to direct the disposition of: 0 shares for each Reporting Person other than Kase, Kramlich, Newhall and Nehra. 2,666 shares for Kase. 205 shares for Kramlich. 164 shares for Newhall. 36,311 shares for Nehra.

               (iv) shared power to dispose or to direct the disposition of:
                    1,065,414 shares for each Reporting Person, except Calvert, Barris, Kase, Anderson, Bond, Grayson and Walkingshaw. 653,333 shares for Barris and Kase. Less than 5% for Calvert, Anderson, Bond, Grayson and Walkingshaw.

          Each Reporting Person expressly disclaims beneficial ownership of any shares of Common Stock of Summit Medical Systems, Inc., except for the shares, if any, that such Reporting Person owns of record.

                              Page 23 of 35 Pages

Item 5. Ownership of Five Percent or Less of a Class.
        ---------------------------------------------
          Each of Calvert, Anderson, Bond, Grayson and Walkingshaw has ceased to own beneficially more than five percent of the Common Stock of Summit Medical Systems. [X]

Item 6. Ownership of More than Five Percent on Behalf of Another Person.
        ----------------------------------------------------------------
          Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
        -----------------------------------------------------------------------
          Not applicable.


Item 8. Identification and Classification of Members of the Group.
        ----------------------------------------------------------
          Not applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-1(b)(ii)(H).


Item 9. Notice of Dissolution of Group.
        -------------------------------
          Not applicable.


Item 10. Certification.
         --------------
          Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).


                              Page 24 of 35 Pages

                                   SIGNATURE
                                   ---------

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:   February 10, 1997

CATALYST VENTURES, LIMITED PARTNERSHIP

By: NEW ENTERPRISE ASSOCIATES IV,
     LIMITED PARTNERSHIP

        By:     NEA Partners IV, Limited Partnership

        By:             *
           -------------------------------
                Charles W. Newhall III
                General Partner

NEW ENTERPRISE ASSOCIATES IV,
  LIMITED PARTNERSHIP

By: NEA Partners IV, Limited Partnership

        By:             *
           -------------------------------
                Charles W. Newhall III
                General Partner

NEA PARTNERS IV, LIMITED PARTNERSHIP

By              *
   -------------------------------
        Charles W. Newhall III
        General Partner

CALVERT CAPITAL L.P.

By              **
   -------------------------------
      Bruns Grayson
      General Partner

NEW ENTERPRISE ASSOCIATES VI,
  LIMITED PARTNERSHIP

By: NEA Partners VI, Limited Partnership

        By               *
           -------------------------------
                Charles W. Newhall III
                General Partner


                              Page 25 of 35 Pages

NEA PARTNERS VI, LIMITED PARTNERSHIP

By:               *
   -------------------------------
        Charles W. Newhall III
        General Partner


              **
----------------------------
     Edward T. Anderson

              *
----------------------------
     Peter J. Barris


              *
----------------------------
   Cornelius C. Bond, Jr.


              **
----------------------------
     Bruns Grayson


              *
----------------------------
     John M. Nehra

              *
----------------------------
   Frank A. Bonsal, Jr.


              **
----------------------------
   C. Richard Kramlich


              *
----------------------------
     Arthur J. Marks


              *
----------------------------
   Thomas C. McConnell


              *
----------------------------
   Charles W. Newhall III


              **
----------------------------
    Robert Walkingshaw


              *
----------------------------
        Ronald Kase


                              Page 26 of 35 Pages

                                 */s/ Nancy L. Dorman
                                 -----------------------------------------
                                   Nancy L. Dorman
                                   on her own behalf and as Attorney-in-Fact

                                 **/s/ Susan J. Adams
                                 -----------------------------------------
                                     Susan J. Adams
                                     Attorney-in-Fact


--------------------------------------------------------------------------------
*This Schedule 13G was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc. and on February 13, 1995 in connection with a Schedule 13G for Acuity Imaging, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.

**This Schedule 13G was executed by Susan J. Adams pursuant to a Power of Attorney, which is attached hereto and filed herewith as Exhibit 3.


                              Page 27 of 35 Pages

                                                                       EXHIBIT 1
                                                                       ---------

                                   AGREEMENT

     Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Summit Medical Systems, Inc.

     EXECUTED this 10th day of February, 1997.

CATALYST VENTURES, LIMITED PARTNERSHIP

By: NEW ENTERPRISE ASSOCIATES IV,
     LIMITED PARTNERSHIP

     By: NEA Partners IV, Limited Partnership


        By:              *
           --------------------------------
                Charles W. Newhall III
                General Partner

NEW ENTERPRISE ASSOCIATES IV,
  LIMITED PARTNERSHIP

By: NEA Partners IV, Limited Partnership

        By:              *
           --------------------------------
                Charles W. Newhall III
                General Partner

NEA PARTNERS IV, LIMITED PARTNERSHIP

By:                *
    --------------------------------
        Charles W. Newhall III
        General Partner

CALVERT CAPITAL L.P.

By:                **
    --------------------------------
      Bruns Grayson
      General Partner

NEW ENTERPRISE ASSOCIATES VI,
  LIMITED PARTNERSHIP

By: NEA Partners VI, Limited Partnership

By:                *
    --------------------------------
        Charles W. Newhall III,
        General Partner

                              Page 28 of 35 Pages

NEA PARTNERS VI, LIMITED PARTNERSHIP

By:                 *
    --------------------------------
        Charles W. Newhall III
        General Partner


              **
--------------------------------
     Edward T. Anderson

              *
--------------------------------
     Peter J. Barris

              *
--------------------------------
    Cornelius C. Bond, Jr.


              **
--------------------------------
        Bruns Grayson


              *
--------------------------------
        John M. Nehra

              *
--------------------------------
     Frank A. Bonsal, Jr.


              *
--------------------------------
    C. Richard Kramlich

              *
--------------------------------
     Arthur J. Marks


              *
--------------------------------
     Thomas C. McConnell


              *
--------------------------------
   Charles W. Newhall III


              **
--------------------------------
     Robert Walkingshaw


              *
--------------------------------
         Ronald Kase



                              Page 29 of 35 Pages

                            * /s/ Nancy L. Dorman
                            ------------------------------------------
                              Nancy L. Dorman
                              on her own behalf and as Attorney-in-Fact

                            ** /s/ Susan J. Adams
                            ------------------------------------------
                              Susan J. Adams
                              Attorney-in-Fact

--------------------------------------------------------------------------------
*This Agreement was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc. and on February 13, 1995 in connection with a Schedule 13G for Acuity Imaging, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.

**This Agreement was executed by Susan J. Adams pursuant to a Power of Attorney, which is attached hereto and filed herewith as Exhibit 3.


                              Page 30 of 35 Pages

                                                                       Exhibit 2
                                                                       ---------

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the Bylaws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 23rd day of April, 1991.


                                /s/ Raymond L. Bank
                                ----------------------------
                                Raymond L. Bank


                                /s/ Thomas R. Baruch
                                ----------------------------
                                Thomas R. Baruch


                                /s/ Cornelius C. Bond, Jr.
                                ----------------------------
                                Cornelius C. Bond, Jr.


                                /s/ Frank A. Bonsal, Jr.
                                ----------------------------
                                Frank A. Bonsal, Jr.


                                /s/ James A. Cole
                                ----------------------------
                                James A. Cole


                              Page 31 of 35 Pages

                                 /s/ Nancy L. Dorman
                                 ----------------------------
                                 Nancy L. Dorman


                                 /s/ Neal M. Douglas
                                 ----------------------------
                                 Neal M. Douglas


                                 /s/ John W. Glynn, Jr.
                                 ----------------------------
                                 John W. Glynn, Jr.


                                 /s/ Curran W. Harvey
                                 ----------------------------
                                 Curran W. Harvey


                                 /s/ Ronald Kase
                                 ----------------------------
                                 Ronald Kase


                                 /s/ C. Richard Kramlich
                                 ----------------------------
                                 C. Richard Kramlich


                                 /s/ Robert F. Kuhling
                                 ----------------------------
                                 Robert F. Kuhling


                                 /s/ Arthur J. Marks
                                 ----------------------------
                                 Arthur J. Marks


                                 /s/ Thomas C. McConnell
                                 ----------------------------
                                 Thomas C. McConnell


                                 /s/ Donald L. Murfin
                                 ----------------------------
                                 Donald L. Murfin


                                 /s/ H. Leland Murphy
                                 ----------------------------
                                 H. Leland Murphy


                              Page 32 of 35 Pages

                                 /s/ John M. Nehra
                                 ----------------------------
                                 John M. Nehra


                                 /s/ Charles W. Newhall III
                                 ----------------------------
                                 Charles W. Newhall III


                                 /s/ Terry L. Opdendyk
                                 ----------------------------
                                 Terry L. Opdendyk


                                 /s/ Barbara J. Perrier
                                 ----------------------------
                                 Barbara J. Perrier


                                 /s/ C. Vincent Prothro
                                 ----------------------------
                                 C. Vincent Prothro


                                 /s/ C. Woodrow Rea, Jr.
                                 ----------------------------
                                 C. Woodrow Rea, Jr.


                                 /s/ Howard D. Wolfe, Jr.
                                 ----------------------------
                                 Howard D. Wolfe, Jr.


                                 /s/ Nora M. Zietz
                                 ----------------------------
                                 Nora M. Zietz



                              Page 33 of 35 Pages

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the Bylaws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 1st day of January, 1994.

                                /s/ Peter J. Barris
                                --------------------------
                                Peter J. Barris


                                /s/ Debra E. King
                                --------------------------
                                Debra E. King


                                /s/ Peter T. Morris
                                --------------------------
                                Peter T. Morris


                                /s/ Hugh Y. Rienhoff, Jr.
                                --------------------------
                                Hugh Y. Rienhoff, Jr.


                                /s/ Alexander Slusky
                                --------------------------
                                Alexander Slusky


                                /s/ Louis B. Van Dyck
                                --------------------------
                                Louis B. Van Dyck



                              Page 34 of 35 Pages

                                                                       Exhibit 3
                                                                       ---------


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Susan J. Adams his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the Bylaws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.

                                /s/ Edward T. Anderson
                                ---------------------------
                                Edward T. Anderson


                                /s/ Bruns H. Grayson
                                ---------------------------
                                Bruns H. Grayson


                                /s/ Robert Walkingshaw
                                ---------------------------
                                Robert Walkingshaw


                              Page 35 of 35 Pages